Uber completes acquisition of Postmates

Combination of platforms provides more choice and convenience for consumers, new demand and tailored technology offerings for restaurants, and increased income opportunities for delivery people

SAN FRANCISCO — Uber Technologies, Inc. (NYSE: UBER) today announced that it has completed the acquisition of Postmates Inc. in an all-stock transaction, and that the two companies have begun the process of integrating U.S. operations.

As previously announced, the transaction brings together Uber’s global Mobility and Delivery platform with Postmates’ beloved business in the U.S. to strengthen the delivery of food, groceries, essentials, and other goods. The consumer-facing Postmates and Uber Eats apps will continue to run separately, supported by a more efficient, combined merchant and delivery network.

In connection with the closing, Uber has signaled its commitment to the success of the restaurants and merchants who use its technology to reach customers and delivery people by announcing a national listening tour. These efforts are designed to better understand merchants’ needs, and to continue to develop products, services, and policies that protect their interests.

“Uber and Postmates have long been committed to powering delivery services that support local commerce and communities, all the more important during crises like the one we face today. We’re thrilled to bring these two teams together to continue to innovate, bringing ever-better products and services for merchants, delivery people, and consumers across the country,” said Uber CEO Dara Khosrowshahi.

“We built Postmates to empower local commerce and bring the best of your city to your home, especially in cities like Los Angeles and across the southwest," said Bastian Lehmann, co-founder and CEO of Postmates. “I'm confident that alongside Uber Eats we will create even more opportunities for our customers, continue to drive growth for our merchants, and deliver unique earning opportunities for our Postmates.”

About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

About Postmates

Postmates is a leader in delivering your favorite restaurants and a whole lot more on-demand. The platform gives customers access to the most selection of merchants in the U.S. with more than 600,000 restaurants and retailers available for delivery and pickup. The market leader in Los Angeles, Postmates covers 80% of U.S. households, across all 50 states. Customers can get free delivery on all merchants by joining Postmates Unlimited, the industry's first subscription service. Learn more or start a delivery by downloading the app or visiting www.postmates.com.

Contacts

Press: For Uber: press@uber.com	For Postmates: press@postmates.com

Investors and Analysts: For Uber: investor@uber.com